Exhibit 99.1

Press Release

BayCom Corp Reports 2021 Second Quarter Earnings of $5.3 Million

WALNUT CREEK, CA, July 22, 2021--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $5.3 million, or $0.49 per diluted share, for the second quarter of 2021, compared to earnings of $4.5 million, or $0.40 per diluted share, for the first quarter of 2021 and $3.1 million, or $0.26 per diluted share, for the second quarter of 2020. Net income for the second quarter of 2021 compared to the prior quarter increased $776,000, 17.1%, primarily as a result of a $507,000 reversal of provision for loan losses, a $216,000 increase in noninterest income and a $676,000 decrease in noninterest expense, partially offset by a $302,000 decrease in net interest income and a $321,000 increase in the income tax provision.

The Company had net income of $9.8 million, or $0.89 per diluted common share, for the six months ended June 30, 2021, compared to $5.9 million, or $0.49 per diluted common share, for the six months ended June 30, 2020. Net income for the six months ended June 30, 2021 compared to the same period in 2020 increased $3.9 million as a result of a decrease in provision for loan losses of $6.6 million, an $810,000 increase in noninterest income and a $2.9 million decrease in noninterest expense, partially offset by a $5.0 million decrease in net interest income and a $1.4 million increase in provision for income taxes. A reversal of the provision for loan losses of $507,000 was recorded during the first six months of 2021 following continued improvements in the economic forecast at June 30, 2021 as compared to a provision for loan losses of $6.1 million during the same period last year when the COVID-19 pandemic started to significantly impact economic conditions. Noninterest expense during the six months ended June 30, 2021 did not include any acquisition-related expenses compared to the same period last year which included $3.0 million of acquisition-related expenses for the acquisition of Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank.

George Guarini, President and Chief Executive Officer, commented, “During the second quarter of 2021, our financial   results were encouraging despite the continued low interest rate environment. We continued to benefit by our participation in funding PPP loans in support of our clients.  Substantially all of our clients requiring loan modifications have resumed their normal payments reflecting continued economic improvement in our market areas, which allowed us to record a $507,000 reversal of the provision for loan losses.”

Guarini concluded, “I am also pleased to report that our loan pipeline is strong, demonstrating a return to more normalized banking activities. On the acquisition front, conversations are accelerating as we strive to build on our track record of prudent acquisitions.”

BayCom’s Response to COVID-19

Loan Programs. During the second quarter of 2021, the Bank continued its participation in the initial Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) which ended August 8, 2020, by processing applications for PPP loan forgiveness. As of June 30, 2021, the Bank has received SBA forgiveness for 901 PPP loans totaling $106.5 million out of the $140.2 million in PPP loans funded during the first PPP program. During the second quarter of 2021, the Bank continued to accept and process loan applications under the second PPP program enacted in December 2020. As of June 30, 2021, the Bank has funded 771 PPP loans totaling $98.2 million under the second PPP program, which concluded May 31, 2021. As of June 30, 2021, there was a total of 1,229 PPP loans outstanding totaling $150.4 million.

Loan Modifications and the Allowance for Loan Losses. The Bank continued to offer payment and financial relief programs for borrowers impacted by COVID-19 under the Coronavirus Aid, Relief and Economic Security Act and related regulatory guidance. As of June 30, 2021, one loan totaling $3.9 million was subject to a payment forbearance agreement compared to 26 loans totaling $32.0 million at March 31, 2021. In accordance with regulatory guidelines related to COVID-19, these modifications are not considered troubled debt restructurings through the earlier of January 1, 2022, or 60 days after the national emergency terminates.

Based on our review of the appropriateness of the allowance for loan losses at June 30, 2021, the Company recorded a $507,000 reversal of provision for loan losses for the second quarter of 2021, compared to no provision in the preceding quarter and a $4.4 million provision for loan losses in the second quarter a year ago.  The reversal of the provision for loan losses was recorded this quarter primarily because of improvements since March 31, 2021 in the economic forecast and corresponding decline in qualitative factor adjustments utilized to calculate the allowance for loan losses at June 30, 2021.

Branch Operations and Support Personnel. The Company remains focused on keeping its employees safe and the Bank running effectively to serve its clients. The Bank is managing branch access and occupancy levels in relation to cases and close contact scenarios, following governmental restrictions and public health authority guidelines, and encouraging remote work and supporting employees with paid time off. As of June 30, 2021, all of the Bank’s branch lobbies were open.

Second Quarter Performance Highlights:

●	Annualized net interest margin was 3.29% for the current quarter, compared to 3.49% in the preceding quarter and 4.15% in the second quarter a year ago.
●	Annualized return on average assets was 0.92% for the current quarter, compared to 0.81% in the preceding quarter and 0.57% in the second quarter a year ago.
●	Assets totaled $2.3 billion at both June 30, 2021 and March 31, 2021, compared to $2.2 billion at June 30, 2020.
●	Loans, net of deferred fees, totaled $1.6 billion at both June 30, 2021 and March 31, 2021, compared to $1.7 billion at June 30, 2020.
●	PPP loans totaled $150.4 million at June 30, 2021, compared to $158.7 million at March 31, 2021 and $129.9 million at June 30, 2020.
●	COVID-19 modified loans at June 30, 2021 totaled $3.9 million compared to $32.0 million at March 31, 2021 and $411.9 million at June 30, 2020.
●	Nonaccrual loans totaled $8.7 million or 0.54% of total loans at June 30, 2021, compared to $9.8 million or 0.62% of total loans at March 31, 2021 and $8.2 million or 0.47% of total loans at June 30, 2020.
●	The allowance for loan losses totaled $17.0 million, or 1.07% of total loans outstanding, at June 30, 2021, compared to $17.5 million, or 1.10% of total loans outstanding, at March 31, 2021 and $13.5 million, or 0.78% of total loans outstanding, at June 30, 2020. A $507,000 reversal of the provision for loan losses was recorded during the current quarter compared to no provision for losses in the preceding quarter, and $4.4 million in the same quarter a year ago.
●	Deposits totaled $2.0 billion at June 30, 2021, compared to $1.9 billion at both March 31, 2021 and June 30, 2020. At June 30, 2021, noninterest bearing deposits totaled $727.7 million or 36.8% of total deposits, compared to $726.1 million or 37.7% of total deposits at March 31, 2021 and $703.4 million or 37.3% of total deposits at June 30, 2020.
●	The Company repurchased 488,020 shares of common stock at an average cost of $18.10 per share during the second quarter of 2021, compared to 132,123 shares of common stock repurchased at an average cost of $16.66 per share during the first quarter of 2021, and 451,978 shares repurchased at an average cost of $12.09 per share during the same period in 2020.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2021.

Earnings

Net interest income decreased $302,000, or 1.7%, to $17.8 million for the second quarter of 2021 from $18.1 million in the preceding quarter and decreased $3.2 million, or 15.1%, from $21.0 million in the same quarter a year ago. Average interest earning assets increased $70.5 million, or 3.4%, for the three months ended June 30, 2021 compared to the prior quarter primarily due to increases in cash and cash equivalents and investment securities and as compared to the second quarter of 2020, increased $147.9 million, or 7.31%, largely due to an increase in cash and cash equivalents primarily a result of loan repayments and an increase in total deposits, which exceeded the funds required for loan originations and used for purchases of investment securities. The average yield on interest earning assets for the three months ended June 30, 2021 was 3.69%, compared to 3.91% for the first quarter of 2021 and 4.52% the second quarter of 2020.

Interest income on loans, including fees, decreased $490,000, or 2.6%, during the three months ended June 30, 2021, compared to the prior quarter primarily due to a $30.4 million decrease in the average loan balance. Interest income on loans, including fees, decreased $3.1 million, or 14.0%, during the three months ended June 30, 2021, compared to the same period in 2020 primarily due to a $106.1 million decrease in average loan balance and a 42 basis point decline in the average loan yield. The decrease in the average loan balance for the current six month period compared to the comparable period in 2020 reflected overall lower loan production due to the COVID-19 pandemic, despite the PPP loan activity. Interest income on loans included $363,000, $675,000 and $2.0 million in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended June 30, 2021, March 31, and June 30, 2020, respectively. The balance of the net discount on these acquired loans totaled $2.3 million, $2.7 million, and $4.6 million at June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Interest income also included $1.5 million in fees earned related to PPP loans in the quarter ended June 30, 2021, compared to $1.2 million in previous quarter and $488,000 during the same quarter in 2020. As of June 30, 2021, total unrecognized fees on PPP loans were $4.5 million.

Annualized net interest margin was 3.29% for the second quarter of 2021, compared to 3.49% for the preceding quarter and 4.15% for second quarter of 2020. During the quarter, the low interest rate environment put downward pressure on adjustable rate instruments which adversely affected net interest margin, compared to the same quarter a year ago. The average yield on PPP loans was 4.74%, including the recognition of deferred fees, resulting in a positive impact to the net interest margin of eight basis points during the quarter ended June 30, 2021, compared to an average yield of 4.51% and a positive impact to the net interest margin of three basis points during the previous quarter and an average yield of 3.28% and a positive impact to the net interest margin of two basis points during the same quarter in 2020. The accretion of the net discount on acquired loans increased the average yield on loans by nine basis points during the second quarter of 2021, compared to 17 and 47 basis point increases during the first quarter of 2021 and the second quarter of 2020, respectively. The average yield on loans including the accretion of the net discount for the second quarter of 2021 and PPP fees was 4.71%, compared to 4.79% for the first quarter of 2021 and 5.13% for the same quarter last year.  The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines.

The average cost of funds for the second quarter of 2021 increased to 0.68%, compared to 0.71% for the first quarter of 2021, and was 0.60% for the second quarter of 2020. The increase in our cost of funds during the second quarter of 2021, compared to the first quarter of 2021 and the second quarter of 2020, was primarily due to interest expense on the subordinated debt issued in the third quarter of 2020 partially offset by lower rates paid on deposits. The average cost of total deposits for the second quarter of 2021 decreased to 0.25%, compared to 0.26% for the first quarter of 2021, and 0.36% for the second quarter of 2020. The average balance of noninterest bearing deposits increased $22.7 million, or 3.2%, to $725.4 million for the three months ended June 30, 2021, compared to $702.7 million for the previous quarter and increased $54.0 million, or 8.0%, from $671.4 million for the same period in 2020.

Noninterest income for the second quarter of 2021 increased $216,000, or 9.7%, to $2.5 million compared to $2.2 million in the previous quarter and increased $1.2 million, or 88.4%, compared to $1.3 million for the same quarter in 2020. The increase in noninterest income for the current quarter compared to the previous quarter was primarily due to a $377,000 increase in gain on sale of loans, primarily due to an increase in volume of loans sold this quarter, partially offset by a $93,000 decrease in loan servicing fees and other fees as a result of lower transaction volume. The increase in noninterest income for the current quarter compared to the same period in 2020 was primarily due to a $741,000 increase in the gain on sale of loans and a $541,000 increase in income from our investment in a Small Business Investment Company (“SBIC”) fund.

Noninterest expense for the second quarter of 2021 decreased $676,000, or 4.8%, to $13.4 million compared to $14.1 million for the first quarter in 2021 and decreased $127,000, or 0.9%, compared to $13.5 million for the same quarter in 2020. The decrease in noninterest expense for the second quarter of 2021 compared to the previous quarter primarily was the result of a decrease in salaries and benefits expense primarily due to a decrease in equity-based compensation expense, partially offset by a decline in capitalized loan origination costs of $398,000. Other expenses increased $280,000 or 14.7% during the second quarter of 2021 compared to the previous quarter primarily due to higher marketing expenses and an increase in other miscellaneous expenses reflecting the improving economy. Noninterest expenses for the second quarter of 2021 decreased $127,000 or 0.9% compared to the second quarter of 2020 primarily due to lower data processing fees of $181,000, partially offset by increase in occupancy and equipment expenses of $76,000.

The provision for income taxes increased $321,000 to $2.0 million for the second quarter of 2021, compared to $1.7 million for the first quarter of 2021, and increased $826,000 compared to $1.2 million for the second quarter of 2020. The increase in income tax provision in the second quarter of 2021 compared to the prior quarter and same quarter in 2020 was due an increase in taxable income. The effective tax rate for the second quarter of 2021 was 27.6% compared to 27.3% for the first quarter of 2021 and 27.8% for the same quarter a year ago.

Loans and Credit Quality

Loans, net of deferred fees, increased $8.4 million to $1.6 billion at June 30, 2021, compared to March 31, 2021 and decreased $132.1 million compared to June 30, 2020. The increase in loans at June 30, 2021 compared to March 31, 2021, was primarily due to loan originations totaling $161.8 million, including $49.6 million of new PPP loans, partially offset by loan repayments totaling $141.8 million, including $57.9 million in PPP loan forgiveness.

Nonaccrual loans totaled $8.7 million or 0.54% of total loans at June 30, 2021, compared to $9.8 million or 0.62% of total loans at March 31, 2021, and $8.2 million or 0.47% of total loans at June 30, 2020. At both June 30, 2021 and March 31, 2021, nonaccrual loans guaranteed by government agencies totaled $885,000, compared to $1.2 million at June 30, 2020. There were no accruing loans past due more than 90 days at either June 30, 2021, March 31, 2021 or June 30, 2020. Accruing loans past due between 30 and 89 days at June 30, 2021, were $66,000, compared to $643,000 at March 31, 2021 and $1.0 million at June 30, 2020.

At June 30, 2021, the Company’s allowance for loan losses was $17.0 million, or 1.07% of total loans, compared to $17.5 million, or 1.10% of total loans, at March 31, 2021, and $13.5 million, or 0.78% of total loans, at June 30, 2020. A reversal of provision for loan losses of $507,000 was recorded in the second quarter of 2021, compared to no provision for loan losses during the prior quarter and a $4.4 million provision for loan losses for the same quarter last year.  The reversal of the provision for loan losses was recorded this quarter primarily because of improvements in the economic forecast since March 31, 2021 and a decline in qualitative factor adjustments utilized to calculate the allowance for loan losses at June 30, 2021, as compared to prior quarters. Net recoveries of $7,000 were recorded for the second quarter of 2021, compared to no charge-offs in the previous quarter and $1,000 of net recoveries during the same quarter in 2020. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of June 30, 2021, acquired loans, net of their discounts, totaled $61.7 million and the remaining net discount on these acquired loans was $2.3 million, compared to $91.9 million of acquired loans and $2.7 million of net discounts at March 31, 2021, and $355.1 million of acquired loans and $4.9 million of net discounts at June 30, 2020.

Deposits and Borrowings

Deposits totaled $2.0 billion at June 30, 2021, compared to $1.9 billion at both March 31, 2021 and June 30, 2020. At June 30, 2021, noninterest bearing deposits totaled $727.7 million or 36.8% of total deposits, compared to $726.1 million or 37.7% of total deposits at March 31, 2021 and $703.4 million or 37.3% at June 30, 2020.

At June 30, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.4 million compared to $8.3 million at both March 31, 2021 and June 30, 2021. At June 30, 2021, the Company had outstanding subordinated debt, net of cost to issue, totaling $63.5 million.

At June 30, 2021, the Company had no borrowings outstanding, compared to $5.0 million of advances from the FHLB of San Francisco at March 31, 2021 that matured in May 2021. At June 30, 2020, the Company had $6.0 million of outstanding borrowings and $10.0 million of FHLB advances.

Shareholders’ Equity

Shareholders’ equity totaled $252.5 million at June 30, 2021, compared to $254.6 million at March 31, 2021, and $252.4 million at June 30, 2020. The decrease in shareholders’ equity at June 30, 2021 compared to March 31, 2021 was primarily due to $6.7 million of stock repurchases, partially offset by net income of $5.3 million. At June 30, 2021, 24,123 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the effect of the COVID-19 pandemic on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity; future acquisitions by the Company of other depository institutions or lines of business; expected revenues, cost savings, synergies and other benefits from future acquisitions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest income
Loans, including fees	$18,703	$19,193	$21,756	$37,896	$42,375
Investment securities and interest bearing deposits in banks	1,051	868	888	1,919	2,526
FHLB dividends	122	99	54	221	179
FRB dividends	117	112	114	229	222
Total interest and dividend income	19,993	20,272	22,812	40,265	45,302
Interest expense
Deposits	1,228	1,206	1,675	2,434	4,002
Subordinated debt	896	895	100	1,791	219
Other borrowings	87	87	87	174	94
Total interest expense	2,211	2,188	1,862	4,399	4,315
Net interest income	17,782	18,084	20,950	35,866	40,987
(Reversal of) provision for loan losses	(507)	—	4,398	(507)	6,111
Net interest income after provision for loan losses	18,289	18,084	16,552	36,373	34,876
Noninterest income
Gain on sale of loans	953	576	212	1,529	854
Service charges and other fees	604	604	610	1,208	1,315
Loan servicing fees and other fees	436	529	595	965	1,241
Gain on sale of premises	—	12	—	12	—
Income on investment in SBIC fund	232	263	(309)	495	35
Other income and fees	228	253	194	481	435
Total noninterest income	2,453	2,237	1,302	4,690	3,880
Noninterest expense
Salaries and employee benefits	8,109	8,885	8,252	16,994	16,960
Occupancy and equipment	1,850	1,815	1,774	3,665	3,585
Data processing	1,269	1,484	1,450	2,753	5,074
Other expense	2,181	1,901	2,060	4,082	4,835
Total noninterest expense	13,409	14,085	13,536	27,494	30,454
Income before provision for income taxes	7,333	6,236	4,318	13,569	8,302
Provision for income taxes	2,025	1,704	1,199	3,729	2,365
Net income	$5,308	$4,532	$3,119	$9,840	$5,937

Net income per common share:
Basic	$0.49	$0.40	$0.26	$0.89	$0.49
Diluted	0.49	0.40	0.26	0.89	0.49

Weighted average shares used to compute net income per common share:
Basic	10,893,371	11,273,604	12,025,098	11,079,741	12,186,254
Diluted	10,893,371	11,273,604	12,025,098	11,079,741	12,186,254

Comprehensive income
Net income	$5,308	$4,532	$3,119	$9,840	$5,937
Other comprehensive income:
Change in unrealized (loss) gain on available-for-sale securities	1,649	(1,101)	1,164	548	2,291
Deferred tax benefit (expense)	(478)	316	(336)	(162)	(653)
Other comprehensive (loss) income, net of tax	1,171	(785)	828	386	1,638
Comprehensive income	$6,479	$3,747	$3,947	$10,226	$7,575

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At June 30, 2021, March 31, 2021, June 30, 2020

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2021	2021	2020
Assets
Cash and due from banks	$30,144	$34,475	$37,515
Federal funds sold	438,549	423,264	166,206
Cash and cash equivalents	468,693	457,739	203,721
Interest bearing deposits in banks	5,726	6,971	14,550
Investment securities available-for-sale	137,463	111,147	121,430
Federal Home Loan Bank ("FHLB") stock, at par	8,385	7,737	7,737
Federal Reserve Bank ("FRB") stock, at par	7,629	7,617	7,491
Loans held for sale	7,335	4,606	-
Loans, net of deferred fees	1,592,621	1,584,202	1,724,675
Allowance for loans losses	(17,000)	(17,500)	(13,500)
Premises and equipment, net	14,747	14,982	14,512
Other real estate owned ("OREO")	186	186	296
Core deposit intangible	7,395	7,848	9,208
Cash surrender value of bank owned life insurance policies, net	21,250	21,075	20,576
Right-of-use assets	11,902	12,168	13,754
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	29,302	30,587	26,543
Total Assets	$2,334,472	$2,288,203	$2,189,831

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$727,663	$726,119	$703,430
Interest bearing deposits
Transaction accounts and savings	890,496	835,644	788,815
Premium money market	134,091	129,470	124,684
Time deposits	225,988	236,738	269,990
Total deposits	1,978,238	1,927,971	1,886,919
Other borrowings	—	5,000	16,000
Junior subordinated deferrable interest debentures, net	8,363	8,343	8,282
Subordinated debt, net	63,457	63,414	—
Salary continuation plans	4,184	4,100	3,828
Lease liabilities	12,448	12,398	14,130
Interest payable and other liabilities	15,233	12,427	8,264
Total liabilities	2,081,923	2,033,653	1,937,423

Shareholders’ Equity
Common stock, no par value	157,261	165,741	174,943
Retained earnings	92,205	86,897	74,576
Accumulated other comprehensive income, net of tax	3,083	1,912	2,889
Total shareholders’ equity	252,549	254,550	252,408
Total Liabilities and Shareholders’ Equity	$2,334,472	$2,288,203	$2,189,831

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2021	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	0.92%	0.81%	0.57%	0.87%	0.56%
Return on average equity (1)	8.38	7.10	4.89	7.80	4.65
Yield on earning assets (1)	3.69	3.91	4.52	3.87	4.63
Rate paid on average interest bearing liabilities (1)	0.68	0.71	0.60	0.69	0.72
Interest rate spread - average during the period	3.01	3.20	3.92	3.18	3.91
Net interest margin (1)	3.29	3.49	4.15	3.45	4.19
Loan to deposit ratio	80.51	82.17	91.40	80.51	91.40
Efficiency ratio (2)	66.27	69.31	60.83	67.79	67.88
(Recoveries) / Charge-offs, net	$(7)	$—	$2	$(7)	$(11)

Per Share Data:
Shares outstanding at end of period	10,699,441	11,187,461	11,870,164	10,699,441	11,870,164
Average diluted shares outstanding	10,893,371	11,273,604	12,025,098	11,079,741	12,186,254
Diluted earnings per share	$0.49	$0.40	$0.26	$0.89	$0.49
Book value per share	23.60	22.75	21.26	23.60	21.26
Tangible book value per share (3)	19.28	18.58	17.22	19.28	17.22

Asset Quality Data:
Nonperforming assets to total assets (4)	0.38%	0.44%	0.39%
Nonperforming loans to total loans (5)	0.55%	0.62%	0.47%
Allowance for loan losses to nonperforming loans (5)	194.44%	177.86%	164.17%
Allowance for loan losses to total loans	1.07%	1.10%	0.78%
Classified assets (graded substandard and doubtful)	$15,089	$16,319	$13,165
Total accruing loans 30‑89 days past due	66	643	1,033
Total loans 90 days past due and still accruing	—	—	—
PPP loans to total loans (8)	9.42%	9.99%	7.52%
Loans with COVID-19 related payment modifications to total loans (8)	0.24%	2.01%	23.88%

Capital Ratios (6):
Tier 1 leverage ratio - Bank	10.53%	10.52%	9.92%
Common equity tier 1 - Bank	15.18%	15.14%	12.76%
Tier 1 capital ratio - Bank	15.18%	15.14%	12.76%
Total capital ratio - Bank	16.29%	16.32%	13.60%
Equity to total assets at end of period	10.82%	11.12%	11.53%

Loans:
Real estate	$1,258,454	$1,251,648	$1,407,467
Non-real estate	332,388	330,066	318,470
Nonaccrual loans	8,743	9,839	8,223
Mark to fair value at acquisition	(2,343)	(2,706)	(4,914)
Total Loans	1,597,242	1,588,847	1,729,246
Net deferred fees on loans (7)	(4,621)	(4,645)	(4,572)
Loans, net of deferred fees	$1,592,621	$1,584,202	$1,724,674

Other Data:
Number of full service offices	34	34	34
Number of full-time equivalent employees	308	308	320

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure.
(4)	Nonperforming assets consist of nonaccrual loans and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $4.5 million, $4.4 million and $4.6 million as of June 30, 2021, March 31, 2021, and June 30, 2020, respectively, in fees related to the PPP loans with an estimated weighted average life of 2.9 years.
(8)	These ratios represent a non-GAAP financial measure. See also non-GAAP financial measures below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, PPP loans to total loans and loans with COVID-19 related payment modifications to total loans, all non-GAAP financial measures. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Management also believes that presenting PPP loans total loans and loans with COVID-19 related payment modifications to total loans provides investors with useful information regarding our loan portfolio as the PPP loans are guaranteed by the SBA and the loans with COVID-19 related payment modifications, which are not required to be classified as TDRs, may carry additional credit risk. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2021	2021	2020

Tangible Book Value:
Total common shareholders’ equity	$252,549	$254,550	$252,408
less: Goodwill and other intangibles	46,233	46,686	48,046
Tangible common shareholders’ equity	$206,316	$207,864	$204,362

Total assets	$2,334,472	$2,288,203	$2,189,831
less: Goodwill and other intangibles	46,233	46,686	48,046
Total tangible assets	$2,288,239	$2,241,517	$2,141,785

Tangible equity to tangible assets	9.02%	9.27%	9.54%
Average equity to average assets	11.18%	11.41%	11.65%
Tangible book value per share	$19.28	$18.58	$17.22

	Non-GAAP Measures
	(Dollars in thousands)

	June 30,	March 31,	June 30,
	2021	2021	2020
Total loans (GAAP)	$1,597,242	1,588,847	$1,729,246
PPP loans to total loans:
Total PPP loans (non-GAAP)	150,401	158,699	129,914
PPP loans to total loans (Non-GAAP)	9.42%	9.99%	7.52%

Loans with COVID-19 related payment modifications to total loans:
Total payment modifications related to COVID-19, beginning balance (Non-GAAP)	$31,984	$66,720	$—
less: Total payment modifications related to COVID-19, returned to normal payments (Non-GAAP)	28,098	34,736	411,872
Total payment modifications related to COVID-19, ending balance (non-GAAP)	$3,886	$31,984	$411,872
Loans with payment modifications related to COVID-19 to total loans (Non-GAAP)	0.24%	2.01%	23.88%

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp